Exhibit 99.1

Syntel Reports Third Quarter 2011 Financial Results

Highlights:

•	Q3 revenue of $167.6M, up 19% from year-ago quarter and 7% sequentially

•	Q3 EPS of $0.63 per diluted share, including a previously disclosed one-time cost, which reduced EPS by $0.17 per diluted share

•	Q3 cash & short term investments of $301.3M

•	Global Headcount of 18,293 on September 30, 2011, up 12% versus prior year

TROY, Mich. – October 20, 2011 – Syntel, Inc. (NASDAQ: SYNT), a global information technology services and Knowledge Process Outsourcing (KPO) firm, today announced financial results for the third quarter, ended September 30, 2011.

Third Quarter Financial Highlights

Syntel’s revenue for the third quarter increased 19 percent to $167.6 million, compared to $140.5 million in the prior-year period, and increased seven percent sequentially from $157.0 million in the second quarter of 2011. During the third quarter, Applications Outsourcing accounted for 75 percent of total revenue, with Knowledge Process Outsourcing (KPO) at 15 percent, e-Business contributing eight percent and TeamSourcing at two percent.

The Company’s gross margin was 39.8 percent in the third quarter, compared to 39.6 percent in the prior-year period and 36.2 percent in the second quarter of 2011. Selling, General and Administrative (SG&A) expenses were 21.9 percent of revenue in the third quarter, compared to 17.7 percent in the prior-year period as well as in the previous quarter. As previously disclosed, Syntel incurred a one-time expense to resolve all claims brought as part of an arbitration proceeding with a former client arising out of a 2004 engagement. The inclusion of this expense drove SG&A higher during the quarter; excluding this expense, SG&A declined as a percent of revenue versus both the year-ago quarter and the second quarter of 2011.

The third quarter income from operations was 17.9 percent of revenue as compared to 21.9 percent in the prior-year period and 18.5 percent in the second quarter. Excluding the aforementioned one-time expense, operating margins widened from both the prior-year period and the second quarter of 2011.

After reversals of tax provisions and tax reserves of $1.8 million, no longer required, net income for the third quarter was $26.2 million or $0.63 per diluted share, including the $0.17 impact from the arbitration settlement, compared to $30.4 million or $0.73 per diluted share in the prior-year period and net income of $27.6 million or $0.66 per diluted share in the second quarter of 2011

During Q3, Syntel spent $6.2 million in CAPEX, largely in support of campus infrastructure, and finished the quarter with cash and short-term investments of $301.3 million. The Company also added 266 net employees, ending the quarter with 18,293 employees globally.

Operational Highlights

“Syntel continued to execute well on its operational and financial goals,” said Syntel CEO and President Prashant Ranade. “Year-over-year revenue growth of 19% in the third quarter was strong. Our pipelines are healthy and client spending patterns remain unchanged, despite the macroeconomic uncertainties.”

“Syntel remains focused on the long-term,” said Ranade. “Our hiring and infrastructure build-out plans are on track and we expect these investments to drive considerable and sustainable value over time.”

“During the quarter, we strengthened our relationships with strategic clients and focused on new initiatives to drive future growth from clients 6 through 20. Syntel is well-positioned to help our clients meet their internal operational goals in this uncertain climate. As a result, when companies seek to reduce expenses we are trusted partners and part of the solution.”

2011 Guidance

Based on current visibility levels and an exchange rate assumption of 49.0 Indian Rupees to the US dollar, the Company currently expects 2011 revenue of $635 to $640 million and EPS in the range of $2.65 to $2.73.

Syntel to Host Conference Call

Syntel will discuss its third quarter 2011 results today on a conference call at 10:00 a.m. (EDT). To listen to the call, please dial (877) 837-3915 in the US/Canada or (973) 638-3495 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until October 27, 2011 by dialing (855) 859-2056 and entering “18646539”. International callers may dial (404) 537-3406 and enter the same passcode.

About Syntel

Syntel (NASDAQ: SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Syntel is ISO 27001 and ISO 9001:2000 certified. As of September 30, 2011, Syntel employed more than 18,000 people worldwide. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, or from other factors not currently anticipated.

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Contacts:

North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com

AsiaPac: Suruchi Sharma, Syntel, +91 9833691415, suruchi_sharma@syntelinc.com

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT SHARE DATA)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2011	2010	2011	2010
Net revenues	$167,627	$140,545	$469,984	$387,233
Cost of revenues	100,893	84,881	295,653	230,764

Gross profit	66,734	55,664	174,331	156,469
Selling, general and administrative expenses	36,679	24,924	89,083	66,286

Income from operations	30,055	30,740	85,248	90,183
Other income, principally interest	1,632	4,876	13,674	9,118

Income before provision for income taxes	31,687	35,616	98,922	99,301
Income tax expense	5,480	5,177	20,026	15,471

Net income	$26,207	$30,439	$78,896	$83,830

Dividend per share	$0.06	$0.06	$0.18	$0.18

EARNINGS PER SHARE:
Basic	0.63	$0.73	$1.90	$2.02
Diluted	$0.63	$0.73	$1.89	$2.02

Weighted average common shares outstanding:
Basic	41,640	41,537	41,608	41,509

Diluted	41,724	41,618	41,710	41,588

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	September, 30	December, 31
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$89,172	$78,505
Short term investments	212,083	208,695
Accounts receivable, net of allowance for doubtful accounts of $2,547 and $3,090 at September 30, 2011 and December 31, 2010, respectively	83,369	75,873
Revenue earned in excess of billings	15,664	5,329
Deferred income taxes and other current assets	56,615	43,705

Total current assets	456,903	412,107
Property and equipment	192,613	171,445
Less accumulated depreciation and amortization	75,282	69,338

Property and equipment, net	117,331	102,107
Goodwill	906	906
Non current Term Deposits with Banks	28	66
Deferred income taxes and other non current assets	29,163	30,931

	$604,331	$546,117

LIABILITIES
Current liabilities:
Accrued payroll and related costs	$40,377	$40,736
Income taxes payable	6,226	2,291
Accounts payable and other current liabilities	49,378	29,384
Deferred revenue	7,323	9,783

Total current liabilities	103,304	82,194
Other non current liabilities	14,021	12,453

Total liabilities	117,325	94,647
SHAREHOLDERS' EQUITY
Total shareholders' equity	487,006	451,470

Total liabilities and shareholders' equity	$604,331	$546,117